Exhibit 99.1

Acer Therapeutics Reports Q4 and Full Year 2021 Financial Results and Provides Corporate Update

NEWTON, MA – March 2, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious, rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided an update on the Company’s recent corporate developments.

“We made significant progress this year in advancing our pipeline programs, including filing of our New Drug Application and key patent issuances for ACER-001, and receipt of two Investigational New Drug application clearances for our ACER-801 proof-of-concept clinical trial and our EDSIVO pivotal clinical trial,” said Chris Schelling, CEO and Founder of Acer. “We also recently welcomed Dr. Adrian Quartel as Chief Medical Officer who brings extensive experience and a proven track record in the clinical development, approval, and launch of treatments for rare disease or rare genetic disorders, including KUVAN®, VIMIZIM® and Brineura®.”

Q4 2021 and Recent Highlights

•	ACER-001 (sodium phenylbutyrate)
o

Announced in October 2021 that FDA accepted for filing the New Drug Application (NDA) for ACER-001 for the treatment of patients with urea cycle disorders (UCDs) and assigned a Prescription Drug User Fee Act (PDUFA) target action date of June 5, 2022

o

Announced in October 2021 that the U.S. Patent and Trademark Office (USPTO) issued a new U.S. patent to Acer for certain claims related to ACER-001. Patent 11,154,521 covers pharmaceutical composition claims related to ACER-001’s taste-masked, multi-particulate dosage formulation for oral administration and has an expiration date in 2036

o	In December 2021, the USPTO also issued a new U.S. patent 11,202,767 to Acer that covers certain methods of use claims related to ACER-001 and has an expiration date in 2036
o

Announced in January 2022 the acceptance of four ACER-001 abstracts for poster presentations at the upcoming Society for Inherited Metabolic Disorders (SIMD) Annual Meeting on April 10-13, 2022, and the Genetic Metabolic Dieticians International (GMDI) Conference on May 4-7, 2022. Acer will also be exhibiting at the American College of Medical and Genomics (ACMG) Annual Clinical Genetics Meeting March 23-25, 2022

•	ACER-801 (osanetant)
o

Announced in December 2021 FDA clearance of Acer’s Investigational New Drug (IND) application for its selective non-peptide neurokinin 3 receptor (NK3R) antagonist, ACER-801, for the potential treatment of induced Vasomotor Symptoms (iVMS)

•	EDSIVO™ (celiprolol)
o	In January 2022, FDA cleared the EDSIVOTM IND for the treatment of patients with COL3A1+ vascular Ehlers-Danlos Syndrome (vEDS). Acer is in discussions with FDA,

through a special protocol assessment (SPA), to seek agreement on its planned DiSCOVER (Decentralized Study of Celiprolol on vEDS-related Event Reduction) trial
o	In February 2022, Acer submitted to FDA its request for EDSIVO™ Breakthrough Therapy Designation
•	Corporate
o

Announced in February 2022 the appointment of Adrian Quartel, M.D., FFPM, as Chief Medical Officer. Dr. Quartel is an industry veteran with over 20 years of drug development experience tasked with overseeing Acer’s clinical development, medical affairs, regulatory affairs and other scientific and medical functions. Dr. Quartel joins Acer from Adamas Pharmaceuticals where he served as Chief Medical Officer overseeing research and development, as well as medical affairs and regulatory functions. Prior to Adamas, Dr. Quartel held senior medical leadership positions at BioMarin Pharmaceuticals Inc., Astellas, Chiltern, and ICON Clinical Research

o

Ended Q4 2021 with $12.7 million in cash and cash equivalents. Acer believes its cash and cash equivalents available as of December 31, 2021 and the $5.0 million received in January 2022 under Acer’s Collaboration and License Agreement with Relief Therapeutics Holding AG (Relief Collaboration) will be sufficient to fund its currently anticipated operating and capital requirements into mid-2022, excluding support for the planned ACER-001 (MSUD), ACER-801 and EDSIVO™ clinical trials

Anticipated Milestones

•	ACER-001 (sodium phenylbutyrate)
o	June 5, 2022: FDA has assigned a PDUFA target action date of June 5, 2022, following its acceptance for filing of the NDA for ACER-001 (sodium phenylbutyrate) for the treatment of patients with UCDs
o	H2 2022: Acer plans to initiate in H2 2022 a clinical study evaluating ACER-001 in MSUD, subject to additional capital
•	ACER-801 (osanetant)
o

Q1 2022: Acer plans to initiate in Q1 2022 a Phase 2a clinical trial designed to evaluate the effect of ACER-801 at different doses, compared to placebo, on the frequency and severity of vasomotor symptoms associated with menopause, subject to additional capital

o

H2 2022: Assuming such initiation, the Phase 2a clinical trial results would be anticipated in H2 2022, which, if positive, could provide proof of concept data informing ACER-801 dosing and a development path forward in patients with iVMS

•	EDSIVO™ (celiprolol)
o

Q2 2022: If SPA agreement is reached with FDA, in Q2 2022 Acer intends to initiate the pivotal Phase 3, randomized, double-blind, placebo-controlled, decentralized clinical trial for EDSIVO™ for patients with COL3A1+ vEDS, subject to additional capital. The DiSCOVER trial is estimated to take approximately 3.5 years to complete, once fully enrolled

o	Q2 2022: A response to Acer’s request for EDSIVO™ Breakthrough Therapy Designation from FDA is anticipated in Q2 2022
•	ACER-2820 (emetine)

o

Ongoing: Further advancement of the emetine program for treatment of certain viruses, including cytomegalovirus, zika, dengue, ebola, and COVID-19, is dependent on Acer’s ability to raise non-dilutive capital for this program

Q4 and Full Year 2021 Financial Results

Cash position. Cash and cash equivalents were $12.7 million as of December 31, 2021, compared to $5.8 million as of December 31, 2020. Acer believes its cash and cash equivalents available as of December 31, 2021, plus the $5.0 million second tranche of the Second Development Payment received on January 14, 2022 per the Relief Collaboration, will be sufficient to fund its currently anticipated operating and capital requirements into mid-2022, excluding support for the planned ACER-001 (MSUD), ACER-801 and EDSIVO™ clinical trials.

Research and Development Expenses. Research and development expenses were $1.7 million, net of collaboration funding of $1.3 million, for the three months ended December 31, 2021, compared to $3.5 million for the three months ended December 31, 2020. Research and development expenses for the three months ended December 31, 2021 were comprised of $1.1 million related to ACER-001, offset by $1.3 million of collaboration funding; $0.7 million related to ACER-801; $0.7 million related to EDSIVO™; $0.1 million related to ACER-2820; and $0.4 million related to other development activities. Research and development expenses were $6.5 million, net of collaboration funding of $6.1 million, for the year ended December 31, 2021, as compared to $11.8 million for the year ended December 31, 2020. This decrease of $5.3 million was primarily due to the recognition of $6.1 million of the collaboration funding from the Relief Collaboration, as well as a decrease in contract research expenses, partially offset by increases in employee-related expenses, regulatory and filing fees, and expenses for consulting and professional services.

General and Administrative Expenses. General and administrative expenses were $3.1 million, net of collaboration funding of $1.6 million for the three months ended December 31, 2021, compared to $2.7 million for the three months ended December 31, 2020. General and administrative expenses were $10.7 million, net of collaboration funding of $3.2 million, for the year ended December 31, 2021, as compared to $11.0 million for the year ended December 31, 2020. This decrease of $0.3 million was primarily due to the recognition of $3.2 million of the collaboration funding from the Relief Collaboration as well as a decrease in legal and consulting expenses, partially offset by increases in employee-related expenses and in precommercial activities.

Net Loss. Net loss for the three months ended December 31, 2021 was $4.4 million, or $0.31 net loss per share (basic and diluted), compared to a net loss of $6.2 million, or $0.50 net loss per share (basic and diluted), for the three months ended December 31, 2020. Net loss for the year ended December 31, 2021 was $15.4 million, or $1.08 loss per share (basic and diluted), compared to a net loss of $22.9 million, or $2.06 loss per share (basic and diluted), for the year ended December 31, 2020.

For additional information, please see Acer’s Annual Report on Form 10-K filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. In March 2021, Acer entered into a Collaboration and License Agreement with Relief Therapeutics Holding AG for development and commercialization of ACER-001. For more information, visit www.acertx.com.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and 10-Q/A, and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue	$360,000	$—	$1,260,000	$—

Operating expenses:
Research and development (in the three and twelve months ended December 31, 2021, net of collaboration funding of $1,288,376 and $6,055,295, respectively)	$1,705,402	$3,481,200	$6,508,055	$11,847,902
General and administrative (in the three and twelve months ended December 31, 2021, net of collaboration funding of $1,636,535 and $3,197,659 respectively)	3,074,325	2,691,246	10,700,334	10,954,923
Loss from operations	(4,419,727)	(6,172,446)	(15,948,389)	(22,802,825)

Other (expense) income, net:
Interest and other (expense) income, net	(2,641)	(4,095)	519,639	13,578
Foreign currency transaction gain/(loss)	1,725	(61,143)	54,757	(96,202)
Total other (expense) income, net	(916)	(65,238)	574,396	(82,624)

Net loss	$(4,420,643)	$(6,237,684)	$(15,373,993)	$(22,885,449)

Net loss per share - basic and diluted	$(0.31)	$(0.50)	$(1.08)	$(2.06)

Weighted average common shares outstanding - basic and diluted	14,310,244	12,487,688	14,268,245	11,121,039

SELECTED BALANCE SHEET DATA:

	December 31,	December 31,
	2021	2020

Cash and cash equivalents	$12,710,762	$5,761,568

Collaboration receivable	5,000,000	—

Prepaid expenses	1,094,229	510,635

Other current assets	$9,283,625	$168,826

Property and equipment, net	$114,112	$130,081

Total assets	$36,256,951	$14,613,688

Deferred collaboration funding	24,487,047	—

Total liabilities	$37,980,556	$6,389,354

Total stockholders’ (deficit) equity	$(1,723,605)	$8,224,334

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

#  #  #